Exhibit 5.1

[Letterhead of Morgan, Lewis & Bockius LLP]

September 15, 2006

Auxilium Pharmaceuticals, Inc.

40 Valley Stream Parkway

Malvern, PA 19355

Re: Auxilium Pharmaceuticals, Inc. Registration Statement on Form S-3 (Registration No. 333-133477)

Ladies and Gentlemen:

We have acted as counsel to Auxilium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with (i) the proposed issuance and sale by the Company of up to 5,500,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company, pursuant to subscription agreements (the “Subscription Agreements”) in the form attached as Exhibit A to the placement agency agreement (the “Placement Agency Agreement”) by and among the Company, Thomas Weisel Partners LLC and Roth Capital Partners, LLC, dated September 14, 2006, which has been filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Commission on the date hereof , (ii) the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) pursuant to which the Shares are registered under the Act and (iii) the filing by the Company of the Prospectus Supplement relating to the proposed issuance and sale of the Shares, dated September 14, 2006 (the “Prospectus Supplement”), with the SEC pursuant to Rule 424(b) promulgated under the Act.

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement, the Subscription Agreements and originals, or copies certified or otherwise identified to our satisfaction, of the Fifth Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed for purposes of our opinion that the Subscription Agreements have been duly authorized, executed and delivered by the parties thereto other than the Company and constitute a legal, valid and binding obligation of each such party, and that the such parties have the requisite organizational and legal power to perform their obligations under the Subscription Agreements.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Subscription Agreements, such Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company on or about the date hereof, which will be incorporated by reference in the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP